Exhibit 5.1

June 15, 2015

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015-5611

Ladies and Gentlemen:

We have acted as counsel to Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) $400 million aggregate principal amount of the Company’s 3.000% Senior Notes due June 15, 2020 (the “2020 Notes”) and (ii) $500 million aggregate principal amount of the Company’s 4.000% Senior Notes due June 15, 2025 (the “2025 Notes” and, together with the 2020 Notes, the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of June 8, 2015 among the Company and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-204598) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Securities are to be issued under an Indenture, dated as of June 15, 2015, among the Company, Wilmington Trust, National Association, as Trustee, and Citibank, N.A., as Securities Agent, as supplemented by the First Supplemental Indenture dated June 15, 2015 (as so supplemented, the “Indenture”).

In connection with our opinion, we have examined the Registration Statement, the Indenture, the Securities and such other documents, corporate records and instruments and have examined such laws and regulations, as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinion in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In rendering the opinion in this letter we have assumed, without independent investigation or verification, that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company. We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Fortune Brands Home & Security, Inc.	-2-	June 15, 2015

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, when any applicable state securities laws or Blue Sky laws have been complied with, the Securities, when authenticated, issued, sold and delivered against payment therefor in accordance with the provisions of the Underwriting Agreement and the Indenture, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We do not express any opinion herein with respect to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

The opinion is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K to be filed by the Company. We also hereby consent to the reference to this firm under the caption “Legal Opinion” in the prospectus supplement dated June 8, 2015 with respect to the Securities. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Chadbourne & Parke LLP